EXHIBIT 99

For Release May 5, 2006

Contact: Gerald Coggin, Senior VP of Corporate Relations

Phone: (615) 890-2020

NHR Announces Board Elections

MURFREESBORO, Tenn. - The Board of Directors of National Health Realty, Inc., (AMEX:NHR), has ratified the recommendation of its Nominating & Corporate Governance Committee to elect James R. (Jimmy) Jobe as a replacement director on the NHR Board to complete the term of his father, Joel H. Jobe, who passed away on March 31, 2006.

Jobe, 44, has served as a partner in the accounting firm of Jobe, Hastings & Associates, CPA's since 2000. Over 65% of his practice has been involved in the accounting and audit work for long-term health care facilities. However, none of his work involved National HealthCare Corporation, NHR's primary tenant.

The Board of Directors, at the recommendation of NHR's Nominating & Corporate Governance Committee, has also elected current Board member Richard F. LaRoche, Jr. as a member of the NHR Audit Committee and has found that LaRoche is deemed to be financially sophisticated in accordance with Section 121(B)(2)(a)(ii) of the Amex Company Guide.

With these appointments, the Company has received notice from the Amex that the composition of the Board is now in compliance with the Amex requirements regarding board composition.

NHR owns the real property of 16 skilled nursing facilities, six assisted living centers and one retirement center. Additional information including NHR's most recent press releases may be obtained on NHR's web site at www.nationalhealthrealty.com. The company trades on the American Stock Exchange with the symbol NHR.

Statements in this press release that are not historical facts are forward-looking statements. NHR cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHR's best judgment as of the date of this release.